Exhibit 5
2020 Energy, LLC Warrant
$0.90 Warrant- Dilution waiver
THIS WARRANT AND THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES OR (2) THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE.
NEW GENERATION BIOFUELS HOLDINGS, INC.
WARRANT
TO PURCHASE COMMON STOCK
Issue Date: June 29, 2009
THIS WARRANT IS TO CERTIFY THAT, 2020 Energy, LLC (the “Purchaser”), is entitled to purchase from New Generation Biofuels Holdings, Inc., a Florida corporation (the “Company”), 200,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), at the Exercise Price (as defined below).
Section 1. Certain Definitions.
As used in this Warrant, unless the context otherwise requires:
“Exercise Price” shall mean $0.90 per share, as adjusted from time to time pursuant to Section 3 hereof.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Warrant” shall mean this Warrant and all additional or new warrants issued upon division or combination of, or in substitution for, this Warrant. All such additional or new warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Warrant Stock for which they may be exercised.
“Warrantholder” shall mean the Purchaser, as the initial holder of this Warrant, and its nominees, successors or assigns, including any subsequent holder of this Warrant to whom it has been legally transferred.
“Warrant Stock” shall mean the shares of the Company’s Common Stock purchasable by the holder of this Warrant upon the exercise of this Warrant.

Section 2. Exercise of Warrant.
(a) At any time after the six month anniversary of the Issue Date but prior to the fifth anniversary of the Issue Date (the “Expiration Date”), the Purchaser may at any time and from time to time exercise this Warrant, in whole or in part.
(b) (i) The Warrantholder shall exercise this Warrant by means of delivering to the Company at its office identified in Section 14 hereof (i) a written notice of exercise, including the number of shares of Warrant Stock to be delivered pursuant to such exercise, (ii) this Warrant and (iii) payment equal to the Exercise Price in accordance with Section 2(b)(ii). In the event that any exercise shall not be for all shares of Warrant Stock purchasable hereunder, a new Warrant registered in the name of the Warrantholder, of like tenor to this Warrant and for the remaining shares of Warrant Stock purchasable hereunder, shall be delivered to the Warrantholder within ten (10) days after any such exercise. Such notice of exercise shall be in the Subscription Form set out at the end of this Warrant.
(ii) The Warrantholder shall pay the Exercise Price to the Company either by cash, certified check to the order of the Company or wire transfer to an account specified by the Company. At any time after the six month anniversary of the Issue Date, in addition to the method of payment set forth in the immediately preceding sentence and in lieu of any cash payment required thereby, this Warrant may also be exercised at such time by means of a “cashless exercise” in which the Warrantholder shall be entitled to receive a certificate for the number of shares of Warrant Stock computed using the following formula:
X = Y (A-B)
A
Where (X) =	the number of shares of Warrant Stock to be issued to the Warrantholder;

(Y) =	the number of shares of Warrant Stock issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise;

(A) =	the Market Price (as defined below); and

(B) =	the Exercise Price of this Warrant, as adjusted from time to time.
Solely for the purposes of this paragraph, Market Price shall be calculated as of the Trading Day (defined for this purpose as any day on which the equity securities markets are generally open for trading) immediately preceding the date which the subscription form attached hereto is deemed to have been sent to the Company pursuant to Section 14 hereof (such preceding date, the “Valuation Date”). As used herein, the phrase “Market Price” shall mean (i) if the Warrant Stock is listed or admitted for trading on a national securities exchange, an automated quotation system or the Over the Counter Bulletin Board, the last reported sale price per share of the Warrant Stock on the Valuation Date, or, in case no such reported sale takes place on such day or is reported, then the average of the last reported per share bid and ask prices for shares of the Warrant Stock on such date (or if such bid and ask prices are not available on such date, the most recent preceding date), in either case as officially reported by such securities exchange, quotation system or Bulletin Board on which the Common Stock is listed or admitted to trading, (ii) if not so listed or admitted for trading, the fair market value of a share of the Warrant Stock as determined by the Company’s board of directors in good faith, or (iii) if such exercise is in connection with a merger or consolidation of the Company in which the Company is not the survivor or in which the Warrant Stock is exchanged for cash or other securities or a sale of all or substantially all of the assets of the Company (collectively, a “Sale”), the implied price per share of the Warrant Stock resulting from such Sale.
(c) Upon exercise of this Warrant and delivery of the Subscription Form with proper payment relating thereto, the Company shall cause to be executed and delivered to the Warrantholder a certificate or certificates representing the aggregate number of fully-paid and nonassessable shares of Warrant Stock issuable upon such exercise.
(d) All shares of Warrant Stock issuable upon the exercise of this Warrant in accordance with the terms hereof will not be registered with the SEC and will not be transferable or resalable by any subscribers except as permitted pursuant to registration or exemption under the Securities Act. Rule 144 provides that all non-affiliates who have held restricted securities of an SEC-reporting company for at least six months and have not had an affiliate relationship with the issuer during the preceding three months may sell their securities without restriction or limitation, other than that the issuer must be in compliance with the rule’s current public information requirements during the six months following satisfaction of the six-month holding period requirement. It also provides that all non-affiliates who have held restricted shares of an SEC-reporting company for more than one year, may freely sell the securities without regard to any Rule 144 conditions. The Company will undertake all reasonable efforts to comply with Rule 144’s current information requirement, including compliance with the filing and reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”).
(e) The stock certificate or certificates for Warrant Stock to be delivered in accordance with this Section 2 shall be in such denominations as may be specified in said notice of exercise and shall be registered in the name of the Warrantholder or such other name or names as shall be designated in said notice. Such certificate or certificates shall be deemed to have been issued and the Warrantholder or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares, including to the extent permitted by law the right to vote such shares or to consent or to receive notice as shareholders, as of the time said notice is delivered to the Company as aforesaid.
(f) The Company shall pay all expenses payable in connection with the preparation, issue and delivery of stock certificates under this Section 2; provided, however, that the Warrantholder shall be responsible for all transfer taxes resulting from the fact that any certificate issued in respect of Warrant Stock is not in the name of the Warrantholder.
(g) All shares of Warrant Stock issuable upon the exercise of this Warrant in accordance with the terms hereof shall be validly issued, fully paid and nonassessable, and free from all liens and other encumbrances thereon, other than liens or other encumbrances created by the Warrantholder or restrictions upon transfer under federal or state securities laws.

(h) In no event shall any fractional share of Warrant Stock of the Company be issued upon any exercise of this Warrant. If, upon any exercise of this Warrant, the Warrantholder would, except as provided in this paragraph, be entitled to receive a fractional share of Warrant Stock, then the Company shall deliver in cash to such holder an amount equal to such fractional interest.
Section 3. Adjustment of Exercise Price and Warrant Stock.
(a) If, at any time prior to the Expiration Date, the number of outstanding shares of Common Stock is (i) increased by a stock dividend payable in shares of Warrant Stock or by a subdivision or split-up of shares of Common Stock, or (ii) decreased by a combination of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive the benefits of such stock dividend, subdivision, split-up, or combination, the Exercise Price shall be adjusted to a new amount equal to the product of (A) the Exercise Price in effect on such record date, and (B) the quotient obtained by dividing (x) the number of shares of Warrant Stock into which this Warrant would be exercisable on such record date (without giving effect to the event referred to in the foregoing clause (i) or (ii)), by (y) the number of shares of Warrant Stock which would be outstanding immediately after the event referred to in the foregoing clause (i) or (ii), if this Warrant had been exercised immediately prior to such record date.
(b) Upon each adjustment of the Exercise Price as provided in Section 3(a), the Warrantholder shall thereafter be entitled to subscribe for and purchase, at the Exercise Price resulting from such adjustment, the number of shares of Warrant Stock equal to the product of (i) the number of shares of Warrant Stock into which this Warrant would be exercisable prior to such adjustment and (ii) the quotient obtained by dividing (A) the Exercise Price existing prior to such adjustment by (B) the new Exercise Price resulting from such adjustment.
Section 4. Division and Combination.
This Warrant may be divided or combined with other Warrants upon presentation at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Warrantholder or its agent or attorney. The Company shall pay all expenses in connection with the preparation, issue and delivery of Warrants under this Section 4. The Company agrees to maintain at its aforesaid office books for the registration of the Warrants.
Section 5. Reclassification, Etc.
In case of any reclassification or change of the outstanding Warrant Stock of the Company (other than as a result of a subdivision, combination or stock dividend), or in case of any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding Common Stock of the Company) at any time prior to the Expiration Date, then, as a condition of such reclassification, reorganization, change, consolidation or merger, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Warrantholder, so that the Warrantholder shall have the right prior to the Expiration Date to purchase, at a total price not to exceed that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation or merger by a holder of the number of shares of Warrant Stock of the Company which might have been purchased by the Warrantholder immediately prior to such reclassification, reorganization, change, consolidation or merger, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Warrantholder to the end that the provisions hereof (including provisions for the adjustment of the Exercise Price and of the number of shares purchasable upon exercise of this Warrant) shall thereafter be applicable in relation to any shares of stock and other securities and property thereafter deliverable upon exercise hereof.
Section 6. Reservation and Authorization of Capital Stock.
The Company shall, at all times on and after the date hereof, reserve and keep available for issuance such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants.
Section 7. Rights of Shareholders.
Nothing contained herein shall be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the certificates representing the Warrant Stock shall have been issued, as provided herein.
Section 8. Stock and Warrant Books.
The Company will not at any time, except upon dissolution, liquidation or winding up, close its stock books or warrant books so as to result in preventing or delaying the exercise of any Warrant.
Section 9. Limitation of Liability.
No provisions hereof, in the absence of affirmative action by the Warrantholder to purchase Warrant Stock hereunder, shall give rise to any liability of the Warrantholder to pay the Exercise Price or as a shareholder of the Company (whether such liability is asserted by the Company or creditors of the Company).

Section 10. Transfer
This Warrant may be transferred only upon the written consent of the Company, which approval shall not be unreasonably withheld or delayed. Any Warrants issued upon the transfer of this Warrant shall be numbered and shall be registered in a Warrant Register as they are issued. The Company shall be entitled to treat the registered holder of any Warrant on the Warrant Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such Warrant on the part of any other person, and shall not be liable for any registration of transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith. This Warrant shall be transferable only on the books of the Company upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his or its authority shall be produced. Upon any registration of transfer, the Company shall deliver a new Warrant or Warrants to the person entitled thereto. This Warrant may be exchanged, at the option of the Holder thereof, for another Warrant, or other Warrants of different denominations, of like tenor and representing in the aggregate a like amount, upon surrender to the Company or its duly authorized agent. Notwithstanding the foregoing, the Company shall have no obligation to cause Warrants to be transferred on its books to any person if, in the opinion of counsel to the Company, such transfer does not comply with the provisions of the Securities Act and the rules and regulations thereunder.
Section 11. Investment Representations; Restrictions on Warrant Stock.
The Warrantholder, by accepting this Warrant, covenants and agrees that, at the time of exercise hereof, and at the time of any proposed transfer of Warrant Stock acquired upon exercise hereof, unless a current registration statement under the Securities Act shall be in effect with respect to the Warrant Stock to be issued upon exercise of this Warrant, such Warrantholder will deliver to the Company a written statement that the securities acquired by the Warrantholder upon exercise hereof are for the account of the Warrantholder or are being held by the Warrantholder as trustee, investment manager, investment advisor or as any other fiduciary for the account of the beneficial owner or owners for investment and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at any such time) of offering and distributing such securities (or any portion thereof). The Warrantholder agrees that certificates representing Warrant Stock may bear a legend substantially as follows:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IS IN EFFECT AS TO THESE SECURITIES OR (2) THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE.

Section 12. Loss, Destruction of Warrant Certificates.
Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any warrant and, in the case of any such loss, theft or destruction, upon receipt of indemnity and/or security satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Warrant, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Warrant Stock.
Section 13. Amendments.
The terms of this Warrant may be amended, and the observance of any term herein may be waived, but only with the written consent of the Company and the Warrantholder.
Section 14. Notices Generally.
Any notice, request, consent, other communication or delivery pursuant to the provisions hereof shall be in writing and shall be sent by one of the following means: (i) by registered or certified first class mail, postage prepaid, return receipt requested; (ii) by facsimile transmission with confirmation of receipt; (iii) by overnight courier service; or (iv) by personal delivery, and shall be properly addressed to the Warrantholder at the last known address or facsimile number appearing on the books of the Company, or, except as herein otherwise expressly provided, to the Company at its principal executive office at New Generation Biofuels Holdings, Inc., 1000 Primera Boulevard, Suite 3110, Lake Mary, Florida 32746, (Fax: (321) 257-1794), Attention: Cary J. Claiborne, Chief Financial Officer, or such other address or facsimile number as shall have been furnished to the party giving or making such notice, demand or delivery.
Section 15. Successors and Assigns.
This Warrant shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.
Section 16. Governing Law.
In all respects, including all matters of construction, validity and performance, this Warrant and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida applicable to contracts made and performed in such State.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its duly authorized officer as of the date first written above.

NEW GENERATION BIOFUELS HOLDINGS, INC.
By:	/s/ Lee Rosen
Lee Rosen, Chairman

2020 Energy, LLC Warrant
$0.90 Warrant- Dilution waiver
SUBSCRIPTION FORM
(to be executed only upon exercise of Warrant)
To:
New Generation Biofuels Holdings, Inc.
1000 Primera Boulevard, Suite 3110
Lake Mary, Florida 32746
Attn: Cary J. Claiborne, Chief Financial Officer

or such other address notified by the Company to the Holder.

(1) The undersigned hereby elects to purchase                      shares of Warrant Stock of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
(2) Payment shall take the form of (check applicable box):
☐	in lawful money of the United States; or

☐
the cancellation of such number of shares of Warrant Stock as is necessary, in accordance with the formula set forth in subsection 2(b), to exercise this Warrant with respect to the shares of Warrant Stock set forth above pursuant to the cashless exercise procedure set forth in subsection 2(b).

(3) Please issue a certificate or certificates representing said shares of Warrant Stock in the name of the undersigned or in such other name as is specified below:

The shares of Warrant Stock shall be delivered to the following:

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]
Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date: